Exhibit 99.1

Tesoro Logistics Closes Acquisition of Certain Tesoro Corporation Terminalling and Storage Assets

SAN ANTONIO – July 1, 2014—Tesoro Corporation (NYSE:TSO) (“Tesoro”) and Tesoro Logistics LP (NYSE:TLLP) (the “Partnership” or “TLLP”) today announced that they have closed TLLP’s acquisition of certain terminalling and storage assets (the “West Coast Logistics Assets”) owned by Tesoro and certain of its subsidiaries. TLLP acquired three marketing terminals and a storage facility for total consideration of $241 million, and expects to close the acquisition of the refined products pipeline at a later date.

Consideration for this portion of the transaction included cash proceeds of $214.4 million and Partnership equity valued at approximately $27 million. The equity consideration was based on the average daily closing price of TLLP’s common units for the 10 trading days prior to closing, or $71.11 per unit, with 370,843 units in the form of common units and 8,856 units in the form of general partner units. TLLP expects to close and fund the remaining $29 million portion of this acquisition in the third quarter or early in the fourth quarter of 2014.

In connection with the closing of the transaction, Tesoro and the Partnership will enter into throughput and use agreements for the marketing and storage terminal facilities. The terminalling agreement includes a minimum throughput commitment and the storage agreement requires Tesoro to pay a monthly fee to reserve the existing shell capacity of the dedicated storage facilities.

About Tesoro Logistics LP

Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations regarding closing dates for the transaction. For more information concerning factors that could affect these statements, see the respective annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K for Tesoro Corporation and Tesoro Logistics LP, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:

Investors:

Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:

Tesoro Media Relations, media@tsocorp.com, (210) 626-7702